Exhibit 11.1




PAYLESS CASHWAYS, INC.

COMPUTATION OF PER SHARE EARNINGS (LOSS)
- ----------------------------------------

(In thousands, except per share amounts)


                                                           Thirteen Weeks Ended                 Twenty-Six Weeks Ended
                                                     ------------------------------          ----------------------------
                                                        May 25,          May 27,                 May 25,         May 27,
                                                         1996             1995                    1996            1995
                                                     ------------      ------------          ------------      ----------

PRIMARY
- -------

Net Income (Loss)                                    $     5,866       $     4,613           $    (1,757)      $     749
     Less:
         Preferred stock dividends                        (1,481)           (1,368)               (2,932)         (2,709)
                                                     ------------      ------------          ------------      ----------

Net income (loss) available to common shareholders   $     4,385       $     3,245           $    (4,689)      $  (1,960)
                                                     ------------      ------------          ------------      ----------

Weighted average common and dilutive common
         equivalent shares outstanding                    40,063            40,092                39,933 (1)      39,896 (1)
                                                     ------------      ------------          ------------      ----------


Net income (loss) per common share                   $       .11       $       .08           $      (.12)           (.05)
                                                     ============      ============          ============      ==========



FULLY DILUTED
- -------------

Net Income (Loss)                                    $     5,866       $     4,613           $    (1,757)      $     749
     Less:
         Preferred stock dividends                        (1,481)           (1,368)               (2,932)         (2,709)
                                                     ------------      ------------          ------------      ----------

Net income (loss) available to common shareholders   $     4,385       $     3,245           $    (4,689)      $  (1,960)
                                                     ------------      ------------          ------------      ----------

Weighted average common and dilutive common
         equivalent shares outstanding                    40,079            40,092                39,933 (1)      39,896 (1)
                                                     ------------      ------------          ------------      ----------


Net income (loss) per common share                   $       .11       $       .08           $      (.12)           (.05)
                                                     ============      ============          ============      ==========







(1) Due to a loss being incurred for the period, dilutive common equivalent shares have not been computed as the resulting earnings per share would be antidilutive.
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